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Exhibit 99.1

1025 Eldorado Boulevard
Broomfield, Colorado 80021
 www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Jeff Battcher 720-888-3288	Investors:	Valerie Finberg 720-888-2501
	Debra Havins 720-888-7466		Mark Stoutenberg 720-888-2518

Level 3 Announces Tender Offers To Purchase For Cash
Its Convertible Debt Securities Due 2009 and 2010

        BROOMFIELD, Colo., November 17, 2008—Level 3 Communications, Inc. (NASDAQ: LVLT) announced today that it has commenced three separate tender offers to purchase for cash any and all of its outstanding convertible notes listed in the table below at the consideration per $1,000 principal amount set forth next to the corresponding series of notes in the table below.

Title of Security	Outstanding Principal Amount	Minimum Tender Condition	Consideration(1)
2.875% Convertible Senior Notes due 2010 CUSIP No. 52729NBA7	$354,541,000	$177,270,500	$620.00
6% Convertible Subordinated Notes due 2010 CUSIP No. 52729NAS9	$481,666,000	$240,833,000	$700.00
6% Convertible Subordinated Notes due 2009 CUSIP No. 52729NAG5	$305,135,000	$152,567,500	$920.00

(1)
Per $1,000 principal amount of notes.

        Each offer is scheduled to expire at 12:00 midnight, New York City time, on December 15, 2008, unless extended for that offer or earlier terminated with respect to that offer. Holders of notes of any series validly tendered and not validly withdrawn on or prior to 12:00 midnight, New York City time on the applicable expiration date will receive the consideration for that series shown in the table above if such notes are accepted for payment pursuant to the terms and conditions of that offer. Accrued interest up to, but not including, the payment date will be paid in cash on all validly tendered and accepted notes.

        The company intends to fund purchases of the notes from the net proceeds of the sale of Level 3's to be newly issued 15% convertible senior notes due 2013 (the "New Notes") announced today and from cash on hand. The investors in Level 3's New Notes are not obligated to purchase these notes if Level 3 does not accept for payment at least 50%, $177,270,500 in aggregate principal amount, of its 2.875% Convertible Senior Notes due 2010 (the "2.875% Notes") and 50%, $240,833,000 in aggregate principal amount, of its 6% Convertible Subordinated Notes due 2010 (the "2010 Notes") in the respective offers for such notes and if other customary closing conditions are not satisfied.

Conditions of the Offers

        All three offers are subject to the satisfaction or waiver of certain other conditions as set forth in the Offer to Purchase, dated the date hereof, filed with the SEC, including (i) there being validly tendered and not validly withdrawn on or prior to the applicable expiration date at least such principal amount of that series of notes to satisfy the Minimum Tender Condition as set forth in the table above and (ii) the sale of at least $373 million aggregate principal amount of the New Notes.

        In addition, (a) the offer to purchase its 6% Convertible Subordinated Notes due 2009 (the "2009 Notes") is conditioned on the acceptance for payment by the company of both its 2.875% Notes and its 2010 Notes pursuant to the terms and conditions of such other applicable offers, (b) the offer to purchase its 2010 Notes is conditioned on the acceptance for payment by the company of its 2.875% Notes pursuant to the terms and conditions of the offer for those 2.875% Notes and (c) the offer to purchase its 2.875% Notes is conditioned on the acceptance for payment by the company of its 2010 Notes pursuant to the terms and conditions of the offer for those 2010 Notes.

        This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell securities with respect to any series of notes. The offers may only be made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.

        The complete terms and conditions of each offer are set forth in the Offer to Purchase that is being sent to holders of the notes and is also available online on the SEC's website at www.sec.gov as an exhibit to the Schedule TO filed by the company with the SEC. Holders are urged to read the tender offer documents carefully. Copies of the Offer to Purchase and the related Letter of Transmittal may be obtained from the Information Agent for the offers, Global Bondholder Services Corporation, at (212) 430-3774 (collect) and (866) 873-6300 (toll free).

        Citi and Merrill Lynch & Co. are the dealer managers for the offers. Questions regarding the offers may be directed to Citi at (800) 558-3745 (toll-free) and (212) 723-6106 or Merrill Lynch at (888) 654-8637 (toll-free) and (212) 449-4914.

About Level 3 Communications

        Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and quality, over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services over an end-to-end fiber network, including transport, data, internet, content delivery and voice. For more information, visit http://www.Level3.com.

        Level 3 Communications, Level 3, the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC and/or its affiliates in the United States and/or other countries. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc. Any other service, product or company names recited herein are trademarks or service marks of their respective owners.

Forward-Looking Statement

        Some of the statements made in this press release are forward looking in nature. These statements are based on management's current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3's control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to Level 3's ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Information about the Tender Offers

        This announcement and the description contained herein are for informational purposes only and are not offers to purchase or solicitations of an offer to sell securities of Level 3 Communications, Inc. Level 3 Communications, Inc. has filed with the SEC a tender offer statement on Schedule TO containing an offer to purchase, a letter of transmittal and other documents relating to the offers. These documents contain important information about the tender offers. Holders of notes of Level 3 Communications, Inc. are urged to read them carefully, and can obtain these documents free of charge from the SEC's website at www.sec.gov or by contacting the Information Agent for the offers, Global Bondholder Services Corporation, at (212) 430-3774 or (866) 389-1500 (toll free).

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  Exhibit 99.1